CERTIFICATE OF INCORPORATION

OF

NARROWSTEP INC.

The undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The name of the corporation (hereinafter referred to as the "Corporation") is Narrowstep Inc.

2. The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, City of Dover, County of Kent 19901. The name of its registered agent at such address is United Corporate Services, Inc.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. The Corporation shall have authority to issue fifty million (50,000,000) shares of Common Stock, par value $.000001 per share.

5. The term of existence of the Corporation shall be perpetual.

6. The stockholders may hold their meetings, annual or special, within or without the State of Delaware as may be provided in the By-Laws, and the Board of Directors or any Committee thereof may hold all or any of their meetings within or without the State of Delaware at such places as the By-Laws or the Board of Directors may designate. The Corporation may have one or more offices and keep any of the books of the Corporation subject to the provisions of the laws of the State of Delaware within or without the State of Delaware at such places as may from time to time be designated by the Board of Directors. Elections of directors need not be written ballot unless the By-Laws of the Corporation shall so provide.

7. The Corporation shall possess and may exercise all the powers and privileges granted by the General Corporation Law or by any other law of the State of Delaware at the time in force or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and such privileges are necessary or convenient to the conduct, promotion or attainment of the purpose set forth in Article 3 of this Certificate of Incorporation.

8. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph 7 of section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time. Except as and to the extent otherwise required by Delaware law, the directors of the Corporation shall not be liable to the Corporation or the stockholders of the Corporation for any damage arising out of or in connection with or resulting from any breach of a director's fiduciary duty. The Corporation shall, to the full extent permitted by the General Corporation Law of the State of Delaware, indemnify all persons whom this Corporation may indemnify pursuant thereto and, in connection therewith, to the full extent permitted by Delaware law, advance expenses to all such persons in connection with the investigation and defense of actions brought against them which are arguably indemnifiable. Directors and officers of the Corporation shall not be obligated to repay funds so advanced unless it shall be specifically determined that such director or officer shall not be entitled to such indemnification. In addition, such persons shall not be required to provide any collateral security to ensure repayment of the advanced funds. The indemnification provided by this Section shall not limit or exclude any rights, indemnities or limitations of liability to which any person may be entitled, whether as a matter of law, under the By-laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation, or otherwise.

9. All transactions between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are officers or directors or have a financial interest, shall be valid to the full extent permitted by the General Corporation Law of the State of Delaware.

10. The name of the incorporator is James Berns, and the mailing address of the incorporator is 1270 Avenue of the Americas, New York, New York 10020.

Signed at New York, New York on May 8, 2002.

James Berns, Esq.

1270 Avenue of the Americas

New York, New York 10020